Con
Agra

Corporate Headquarters                                Gerald B. Vernon
                                                      Senior Vice President
                                                      Human Resources

July 15, 1996



Mr. Philip B. Fletcher
Chairman of the Board & CEO
ConAgra, Inc.
One ConAgra Drive
Omaha, NE 68102-5001

Dear Phil:

      This letter will amend and restate the terms and conditions of the special long-term incentive established for you by letter dated July 15, 1993 (the "Incentive") and authorized by ConAgra's Human Resources Committee (the "Committee") on May 6, 1993. This letter will constitute an agreement between ConAgra and you with respect to the Incentive. Any shares of ConAgra common stock issued as a part of the Incentive would be issued under the ConAgra 1990 Stock Plan (the "Stock Plan").

      ConAgra will pay to you following receipt by ConAgra of its audited financial statements for its fiscal year ending May 31, 1998 a one-time award equal to the product of (I) 50,000 shares of ConAgra common stock multiplied by (ii) each 1% (one percentage point) or applicable portion thereof of averaged compounded annual earnings per share growth (as determined in the manner described in this letter) in excess of 10% compounded annual growth rate in earnings per share from the fiscal year ended May 30, 1993.

      The computations shall be performed and averaged over the five-year term of the Incentive. The percentage earnings per share growth (calculated to the nearest .10 of a percent) in excess of the 10% compounded annual growth rate shall be calculated by (I) taking the total of the actual EPS earned by ConAgra, Inc. in fiscal years 1994, 1995, 1996, 1997 and 1998, (ii) comparing it to the nearest total five (5) year cumulative EPS to the nearest one-tenth of a percent (reference the attached table), and (iii) subtracting that compound growth rate determined in (ii) above from 10.0%.

      Since the provisions of the incentive are somewhat complex, I have set forth below two examples which explain the calculations for the incentive.
The examples assume the issuance of 100% of the award in ConAgra common stock. The Committee, in its sole discretion, may pay all, or a portion, of the award in cash, based on the closing price on the New York Stock Exchange on the last trading day of the 1998 fiscal year.

July 15, 1996
Page two

Example I
                                             Nearest
                   Hypothetical          Compound Growth
          FY           EPS                  Rate-10.6%

          1994          $1.81               $1.75
          1995           1.88                1.93
          1996           2.24                2.14
          1997           2.39                2.36
          1998           2.48                2.69
                       ------               -----
                       $10.80              $10.79

                        10.6%
                        10.0%
                        -----
                          .6%

                        50,000   Shares per 1.0% in excess of 10%
                        ------
                        30,000   Shares awarded

Example II
                                             Nearest
                   Hypothetical          Compound Growth
          FY           EPS                  Rate-14.0%

          1994         $1.81                 $1.80
          1995          2.00                  2.05
          1996          2.40                  2.34
          1997          2.70                  2.67
          1998          3.00                  3.04
                      ------                 ------
                      $11.91                $11.90

                       14.0%
                       10.0%
                       -----
                        4.0%

                       50,000   Shares per 1% in excess of 10.0%
                       ------
                       200,000  Shares awarded

July 15, 1996
Page Three

      The payment of the Incentive is specifically conditioned on your remaining as Chief Executive Officer of ConAgra through May 31, 1998. If your employment as Chief Executive Officer is terminated voluntarily or involuntarily (except as described in the following two paragraphs) prior to that date, no Incentive will be paid.

      In the event of your death, or total and permanent disability (as defined in ConAgra's Long-Term Disability Plan) prior to May 31, 1998, ConAgra will pay a pro rata Incentive based on the earnings per share performance for fiscal years completed prior to the death or disability. For example, if the death or disability occurred in July 1996, and earning per share performance averaged 4% (four percentage points) above the 10% compounded annual growth rate for the three fiscal years ending May 26, 1996, then the shares of ConAgra common stock to be paid (assuming the Committee chooses to pay in stock) would be 120,000 shares, calculated as follows:

                    3   Years completed
        divided by  5   Year Plan
                   ---
                   60%
                50,000  Shares per 1% in excess of 10.0%
                ------
                30,000  Shares awarded
               x  4.0%  Above threshold
               ------
               120,000  Shares issued

      In the event of a Change of Control of ConAgra (as defined in the Stock
Plan) prior to May 31, 1998, the average earnings per share growth rate for the fiscal years prior to the Change of Control would be assumed to continue through the fiscal year ending May 31, 1998, and the Incentive would be paid based on such assumption prior to the effective date of the Change of Control. For example, if the Change of Control occurred in July 1996, and the earnings per share performance averaged 4% (four percentage points) above the 10% compounded annual growth rate through the fiscal year ended May 26, 1996, then an aggregate of 200,000 shares of common stock (assuming the Committee determines to pay the Incentive in common stock) would be issued.

      The Incentive shall not be transferable by you otherwise than by will or the laws of descent and distribution. The incentive may not be assigned, transferred, pledged or hypothecated by you in any way.

      In the event ConAgra effects any stock dividend, stock split-up, recapitalization or similar change in its capital structure prior to the payment date of the Incentive, the number of shares of common stock issuable pursuant to the Incentive (assuming the Committee determines to pay the Incentive in common stock) shall be appropriately adjusted by the Committee. The Committee also reserves the right to adjust the one percentage point earnings per share growth

July 15, 1996
Page Four

threshold, up or down, in the event of extraordinary transactions or events involving ConAgra, the food industry, or the U.S. economy prior to May 31, 1998. For purposes of the Incentive, earnings per share shall be determined by ConAgra's independent public accountants in accordance with generally accepted accounting principles; the Committee may make appropriate adjustment in earnings per share with respect to extraordinary gains, losses or charges. The Committee has determined to use $1.58 as ConAgra's earnings per share for the fiscal year ended May 30, 1993.

      You shall make arrangements to pay ConAgra any applicable federal and state tax withholding amounts required in connection with the payment of the Incentive.

      If you are in agreement with the terms and conditions set forth in this letter with respect to the Incentive, please so indicate by signing below and returning an executed original of this letter to me for placement in the files of the Committee.

                               Sincerely,

                               /s/ Gerald B. Vernon
                               -----------------------------------------------






GBV/jh
Attachment






Accepted and Agreed to this 15th day of July, 1996.


       /s/ Philip B. Fletcher
       -----------------------------------------------
       Philip B. Fletcher